Exhibit 99

FOR IMMEDIATE RELEASE	November 22, 2022
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF OHIO MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, November 22, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community, located in Canton, Ohio, for a total purchase price of $19.1 million. This community contains 321 developed homesites, of which 77% are occupied. It is situated on approximately 170 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to complete the acquisition of Fohl Village. This is a high-quality community located in a strong market that we have historically performed well in. This community is in good condition, with limited deferred maintenance and capital improvements, and with strong upside through the infill of vacant sites. We plan on implementing our rental home business model which will improve operating results and increase the property value.

“We continue to opportunistically acquire communities that meet our growth criteria. Year-to-date, we have acquired six communities containing 1,226 sites for a total purchase price of $63 million. These communities have a blended occupancy rate of 59%, and significant upside through the infill of vacant sites.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 133 manufactured home communities with approximately 25,300 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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